Exhibit 10.2

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 WALL STREET NEW YORK, NEW YORK 10005

PERSONAL AND CONFIDENTIAL

October 17, 2014

Signature Group Holdings, Inc.
15301 Ventura Blvd., Suite 400
Sherman Oaks, CA  91403

Attention:  Craig Bouchard, Chairman and Chief Executive Officer

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”), Deutsche Bank Securities Inc. (“DBSI” and, together with Goldman Sachs, the “Arrangers”), Deutsche Bank AG Cayman Islands Branch (“DB Cayman” and, together with DBSI and Goldman Sachs, collectively the “Initial Lenders”; DB Cayman and DBSI, collectively, “Deutsche Bank”; each of Goldman Sachs and Deutsche Bank, a “Commitment Party” and, collectively, the “Commitment Parties”, “we” or “us”) are pleased to confirm the arrangements under which (i) Goldman Sachs and DBSI are authorized by Signature Group Holdings, Inc. (“Signature”, “you” or “Parent”) to act as a co-lead arranger, co-bookrunner and co-syndication agent with Goldman Sachs having the “left” placement in any and all marketing materials or other documentation and holding the leading role and responsibilities conventionally associated with such “left” placement in connection with, (ii) Goldman Sachs is exclusively authorized by Signature to act as administrative agent in connection with, and (iii)  each of Goldman Sachs and DB Cayman severally but not jointly commit to provide a portion of the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”).

You have informed us that a newly formed wholly-owned domestic subsidiary of Signature (the “Borrower”) intends to acquire (the “Acquisition”) the Global Recycling and Specification Alloys business of Aleris Corporation and its subsidiaries (the “Acquired Business”) from subsidiaries of Aleris Corporation (the “Seller”).  You have also informed us that the Acquisition and related working capital requirements of the Borrower (including the Acquired Business) after consummation of the Acquisition will be financed from the following sources:

•

cash on hand of Signature contributed in cash to Intermediate Holdco (as defined below) in the form of common equity capital of Intermediate Holdco, which amount Intermediate Holdco shall then contribute in cash to the Borrower in the form of common equity capital of the Borrower;

•

the issuance by the Borrower of $300 million of high yield debt securities (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (it being agreed that the Notes are currently expected to be offered pursuant to a 144A or other private placement and not pursuant to a registered public offering) (the “Notes Offering”) or, in the event some or all of the Notes are unable to be issued at the time the Acquisition is consummated, borrowings by the Borrower of senior secured increasing rate bridge loans in an aggregate principal amount of $300 million less the gross proceeds from the sale of Notes or other Permanent Debt (as defined in the Fee Letter) issued prior to that time (the “Bridge Loans” or the “Facility”) having the terms set forth on Annex B;

•

up to $70 million of borrowings under a senior secured asset-based revolving credit facility of the Borrower and its subsidiaries in an amount of $110 million (the “North American ABL Facility”) and proceeds of a factoring facility provided to Aleris Recycling (German Works) GmbH in an amount of €50 million (the “German Factoring Facility”; and together with the North American ABL Facility, the “ABL Facility”); and

•

borrowings by Signature of bridge loans (which shall not be guaranteed by Intermediate Holdco or the Borrower or any of their subsidiaries) in an aggregate amount not to exceed $50 million (collectively, the “Equity Bridge”) and/or issuances by Signature of its common equity (including rights to purchase common equity) and/or preferred equity, at least $125 million (less the amount, if any, of up to $30 million of preferred equity of Signature issued to the Seller as a portion of the consideration for the Acquired Business) of the net proceeds of which will be contributed in cash to Intermediate Holdco in the form of common equity capital of Intermediate Holdco, and Intermediate Holdco shall contribute the full amount of such net proceeds in cash to the Borrower in the form of common equity capital of the Borrower, to finance the Acquisition and related fees and expenses (such issuances, together with the Equity Bridge, collectively, “Equity Issuances”).

1.	Commitments; Titles and Roles.

Each of Goldman Sachs and DBSI is pleased to confirm its agreement to act, and you hereby appoint each of Goldman Sachs and DBSI to act, as co-lead arranger, co-bookrunner and co-syndication agent in connection with the Facility; it being agreed that Goldman Sachs shall have the “left” placement in any and all marketing materials or other documentation in connection with the Facility and holding the leading role and responsibilities conventionally associated with such “left” placement.  Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as administrative agent (the “Administrative Agent”) for the Facility.  Goldman Sachs is pleased to commit to provide the Borrower 50% of the Bridge Loans and DB Cayman is pleased to commit to provide the Borrower 50% of the Bridge Loans, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below).  Our fees for our commitment and for services related to the Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by Signature, Goldman Sachs and Deutsche Bank on the date hereof.

2.	Conditions Precedent.

The Initial Lenders’ commitments to fund the Facility on the Closing Date and agreements of the Arrangers to perform the services described herein are subject to (i) since December 31, 2013 through the date of the Acquisition Agreement, there not having been any change, event or effect (each an “Effect”) that, individually or in the aggregate with other Effects, (x) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, operations, business, financial condition or results of operations of the Acquired Business (taken as a whole) (a “Material Adverse Effect”); provided, however, that no Effect shall be considered when determining whether a Material Adverse Effect has occurred to the extent such Effect resulted or arose from any of the following:  (a) any action taken or omission to act with the consent or upon the request of Borrower (including any action taken or omission to act which is expressly required by the Transaction Documents (as defined in the Acquisition Agreement as in effect on the date hereof)); (b) any change or development in general economic conditions in the industries, markets or geographies in which the Acquired Business operates; (c) any change in law or GAAP or the interpretation or enforcement of any of the foregoing; (d) any failure of the Acquired Business to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues or business plans; provided, that this clause (d) shall not prevent a determination that any Effect underlying such failure to meet forecasts or projections has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect); (e) any man made or natural disaster, change in the weather or climate, act of war (whether or not declared), armed hostilities or terrorism, change in political environment or any escalation or worsening thereof or actions taken in response thereto; (f) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement, including any action resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, union, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of the Borrower or any of its affiliates; (g) any change or development in financial, credit, currency or securities markets, general economic or business conditions, or political, social or regulatory conditions; or (h) any fluctuations in currency or prevailing interest rates, but in the case of clauses (b), (c), (e) and (g) only to the extent any such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Acquired Business relative to other persons in the industries in which the Acquired Business operates or (y) would materially impair or delay the ability of Aleris Corporation and Seller to perform their obligations under the Acquisition Agreement or to consummate the transactions contemplated thereby, (ii) no Effect shall have occurred since the date of the Acquisition Agreement that has had, or would reasonably be expected to have, individually or in the aggregate with other Effects, a Material Adverse Effect, in each case with respect to the Acquired Business and (iii) since June 30, 2014, there not having been any event that has resulted in or could reasonably be expected to result in a material adverse change in or effect on the general affairs, management, financial position, tax attributes, shareholders’ equity or results of operations of Signature and its subsidiaries (exclusive of the Acquired Business).  The Initial Lenders’ several commitments to fund their respective portions of the Facility on the Closing Date and the agreements of the Arrangers to perform the services described herein are also subject to the execution and delivery of appropriate definitive loan documents relating to the Facility including, without limitation, a bridge loan agreement, guarantees, security agreements, pledge agreements, an intercreditor agreement and/or a collateral trust agreement, real property security agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise reasonably acceptable to the Commitment Parties and you.  In addition, the Initial Lenders’ several commitments to fund their respective portions of the Facility on the Closing Date are conditioned upon and made subject to Signature having engaged one or more investment and/or commercial banks satisfactory to the Commitment Parties (collectively, the “Financial Institution”) on terms and conditions satisfactory to the Commitment Parties, as required under the terms of, and for the purposes set forth in, the Fee Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the acquisition of the Acquired Business to the contrary, (a) the only representations relating to the Acquired Business the accuracy of which will be a condition to the availability of the Facility on the Closing Date will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders and the Arrangers (but only to the extent that Signature or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations to be true and correct) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Facility will be such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth herein, in Annex B and in Annex C hereto are satisfied (it being understood that (I) to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or intellectual property filings or the delivery of stock certificates (including in any event the delivery of stock certificates or otherwise obtaining a first priority perfected security interest in the equity of the Borrower, which will be required on the Closing Date)) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Facility on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower and (II) nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein, in Annex B or in Annex C).  As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Facility; due execution, delivery and enforceability of such documentation; solvency; no conflicts with laws, charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act; OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws; status of the Facility as first lien (or, in the case of the ABL Priority Collateral, second lien) senior debt; use of proceeds, and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, perfection and priority of the security interests granted in the proposed collateral.

3.	Syndication.

The Arrangers intend and reserve the right to syndicate the Facility to the Lenders (as defined in Annex B), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers.  The Arrangers will select the Lenders after consultation with Signature.  The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter.  The Arrangers will determine the final commitment allocations and will notify Signature of such determinations.  Signature agrees to use all commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of Signature and the Acquired Business and their respective subsidiaries.  To facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of the termination of the syndication as determined by each Arranger and 90 days following the date of initial funding under the Facility, Signature and its subsidiaries, including the Borrower, will not, and Borrower and Signature will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt or equity security of the Acquired Business, Signature or Borrower or any of their respective subsidiaries or affiliates (other than the Equity Issuances, the Facility, the Notes (or other Permanent Debt (as defined in the Fee Letter) and provided that this sentence will not apply to Aleris Corporation or its subsidiaries that will not constitute part of the Acquired Business), the ABL Facility and other indebtedness contemplated hereby to remain outstanding after the Closing Date, and (b) the issuance of equity pursuant to employee stock plans and other similar arrangements to be agreed), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of each Arranger.

Signature agrees to cooperate with the Arrangers, agrees to cause the Borrower to cooperate with the Arrangers, and agrees to use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to cooperate with the Arrangers, in connection with (i) the preparation of one or more information packages for the Facility regarding the business, operations, financial projections and prospects of Signature and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of Borrower, Signature or the Acquired Business deemed reasonably necessary by the Arrangers to complete the syndication of the Facility including, without limitation, obtaining (a) a public corporate family rating (but not a specific rating) from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating (but not a specific rating) from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (c) a public credit rating (but not a specific rating) for each of the Facility and the Notes from each of Moody’s and S&P prior to the launch of general syndication, and (ii) the presentation of one or more information packages for the Facility acceptable in format and content to the Arrangers (collectively, the “Lender Presentation”) in a reasonable number of meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of Signature, the Borrower and the Acquired Business with prospective Lenders and participation of such persons in meetings at times and locations mutually agreed upon and upon reasonable advanced notice).  Signature further agrees that the commitments and agreements of the Commitment Parties hereunder are conditioned upon Signature’s satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arrangers a period of at least 15 consecutive business days following the launch of the general syndication of the Facility to syndicate the Facility prior to the Closing Date (as defined in Annex B); provided, that such period shall (i) exclude November 26, 2014 through and including November 28, 2014 and (ii) either conclude prior to December 19, 2014  or commence after January 5, 2015.  For the avoidance of doubt, (i) the obtaining of the ratings referred to above shall not constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facility shall constitute a condition precedent to the Closing Date.   Signature will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to any of the Commitment Parties in connection therewith (collectively, the “Information”) and acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  Signature agrees that Information regarding the Facility and Information provided by Signature, the Borrower, the Acquired Business or their respective representatives to any of the Commitment Parties in connection with the Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by Signature, the Borrower or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither any Commitment Party nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, customary authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders.  Signature acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”).  At the request of any of the Arrangers, Signature agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Information does not contain Private-Side Information. “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning Signature, the Borrower, the Seller, the Acquired Business or their respective affiliates or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information.  The information to be included in the additional version of the Confidential Information Memorandum and the Lender Presentation will be substantially consistent with the information included in any offering memorandum for the offering for the Notes.  In addition, Signature will clearly designate as such all Information provided to the Arrangers by or on behalf of Signature, the Borrower, the Seller or the Acquired Business which contains exclusively Public-Side Information.  Signature acknowledges and agrees that  the following documents may be distributed to all Lenders (including Public Lenders): (a) drafts and final versions of the Loan Documents; (b) term sheets and notification of changes in the terms of the Facility and (c) administrative materials prepared by any of the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

4.	Information.

Signature represents and covenants that (i) all written Information (other than financial projections) provided directly or indirectly by the Acquired Business, the Borrower or Signature or their respective subsidiaries to the Arrangers or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects (it being understood that prior to the Acquisition, with respect to the Acquired Business and its representatives, such representations may be to the best of Signature’s and the Borrower’s knowledge) and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) the financial projections that have been or will be made available to the Arrangers or the Lenders by or on behalf of the Acquired Business, the Borrower or Signature have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Arrangers or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Facility as determined by each of the Arrangers, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Borrower, the Acquired Business or any other party or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firms’ policy to receive indemnification.  Signature agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Any of the Commitment Parties may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and, as provided above, to any Lender prior to the Closing Date.  In addition, until the termination of the syndication of the Facility, as determined by the Arrangers, any Commitment Party may, in consultation with Signature, assign its commitments and agreements hereunder, in whole or in part, to additional arrangers or other Lenders.  Notwithstanding anything in this Commitment Letter to the contrary, any assignment by any Commitment Party to any potential Lender other than an affiliate made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned on the Closing Date and any assignment by any Commitment Party to any of its affiliates made prior to the Closing Date will only relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned if such assignment was approved by you (pursuant to the Fee Letter or otherwise, in each case, such approval not to be unreasonably withheld or delayed and it being understood and agreed that you approve any assignment by Goldman Sachs to Goldman Sachs Lending Partners LLC).  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, any of the Commitment Parties in connection with this arrangement are exclusively for the information of Signature and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to Signature’ respective officers, directors, agents and advisors who are directly involved in the consideration of the Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Seller to the extent you notify such persons of their obligations to keep such material confidential, and to the Seller’s respective officers, directors, agents, employees and advisors who are directly involved in the consideration of the Facility to the extent such persons agree to hold the same in confidence (provided that any disclosure of the Fee Letter or its terms or substance to the Seller or its officers, directors, agents, employees and advisors shall be redacted in a manner satisfactory to the Commitment Parties), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iv) the information contained in Annex B, in any offering memorandum or offering circular relating to the Notes, and (v) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with the Commitment Parties.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each of Goldman Sachs (together with its affiliates, “GS”) and Deutsche Bank (together with its affiliates, “DB”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, GS, DB  and funds or other entities in which GS or DB invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, GS and DB may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Signature, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with Signature or its affiliates.  In addition, GS and DB may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor.  Although GS and DB in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, neither GS nor DB shall have any obligation to disclose such information, or the fact that GS or DB, as applicable, is in possession of such information, to Signature or to use such information on Signature’ behalf.

The Commitment Parties or their respective affiliates are, or may at any time be, a counterparty (in such capacities, the “Derivative Counterparties”) to Parent, Borrower or the Acquired Business and/or any of their respective subsidiaries with respect to one or more agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Parent or the Acquired Business (collectively, the “Derivatives”).  The Parent acknowledges and agrees for itself and its subsidiaries that each Derivative Counterparty (a) will be acting for its own account as principal in connection with the Derivatives, (b) will be under no obligation or duty as a result of any of the Commitment Parties’

role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action, or exercising any rights or remedies, that such Derivative Counterparty may be entitled to take or exercise in respect of the applicable Derivatives and (c) may manage its exposure to the Derivatives without regard to any of the Commitment Parties’ role hereunder.

Consistent with GS’s and DB’s policies to hold in confidence the affairs of its customers, neither GS nor DB will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers.  Furthermore, you acknowledge that neither GS nor DB nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each of GS and DB may have economic interests that conflict with those of Signature, its equity holders and/or its affiliates.  You agree that each of GS and DB will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and DB, on the one hand, and Signature, its equity holders or its affiliates, on the other hand.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between GS and DB, on the one hand, and Signature, on the other, and in connection therewith and with the process leading thereto, (i) neither GS nor DB has assumed (A) an advisory responsibility in favor of Signature, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of Signature, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether GS or DB has advised, is currently advising or will advise Signature, its equity holders or its affiliates on other matters) or any other obligation to Signature except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each of GS and DB is acting solely as a principal and not as the agent or fiduciary of Signature, its management, equity holders, affiliates, creditors or any other person.  Signature acknowledges and agrees that Signature has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Signature agrees that it will not claim that either GS or DB has rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to Signature, in connection with such transactions or the process leading thereto.  As you know, GS or DB is or may be retained by Signature (or one of its affiliates) as advisor (in such capacity, the “Advisor”).  You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.  In addition, each of GS and DB may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning Signature, the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to GS and DB hereunder.

In addition, please note that neither GS nor DB provides accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, Signature and the Borrower (and each employee, representative or other agent of Signature or the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to Signature or the Borrower relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement (as defined in Annex C), (iii) a material breach by Signature under this Commitment Letter or the Fee Letter and (iv) 5:00 p.m. (New York City time), January 31, 2015, unless the closing of the ABL Facility, the Equity Issuances and (a) the Notes Offering or (b) the Bridge Loans, as applicable, on the terms and subject to the conditions contained herein, has been consummated on or before such date.  In addition, each Commitment Party’s commitment hereunder to provide and arrange Bridge Loans will terminate to the extent of the issuance of the Notes or other Permanent Debt (in escrow or otherwise).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof (other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth in the Fee Letter and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

Signature for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or any Commitment Party’s commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and Signature hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either any Commitment Party’s commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  Signature for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Each of the Commitment Parties hereby notifies Signature, the Borrower and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) each Commitment Party and each Lender may be required to obtain, verify and record information that identifies Signature, the Borrower and each of the Guarantors (as defined in Annex B), including the Acquired Business, which information includes the name and address of Signature, the Borrower and each of the Guarantors and other information that will allow Goldman Sachs and each Lender to identify Signature, the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility.

[Remainder of page intentionally left blank]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, before or at 5:00 p.m. (New York City time), October 17, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between you and us.  If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA
By:	/s/ Charles D. Johnston
Authorized Signatory

DEUTSCHE BANK SECURITIES INC.
By:	/s/ Robert D. Miller
Name:	Robert D. Miller
Title:	Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By:	/s/ Robert M. Woods, Jr.
Name:	Robert M. Woods, Jr.
Title:	Director

[Signature Page to the Commitment Letter]

ACCEPTED AND AGREED AS OF OCTOBER 17, 2014:

SIGNATURE GROUP HOLDINGS, INC.
By:	/s/ Craig T. Bouchard
Name:	Craig T. Bouchard
Title:	President & Chief Executive Officer

[Signature Page to the Commitment Letter]

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including creditors or shareholders, partners, members or other equity holders of Signature, the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), Signature agrees to periodically reimburse such Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  Signature also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters.  If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then Signature will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Signature, the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) Signature, the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of Signature under this paragraph will be in addition to any liability which Signature may otherwise have, will extend upon the same terms and conditions to any affiliate of each Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Signature, such Commitment Party, any such affiliate and any such person. Signature also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to Signature or the Borrower or any person asserting claims on behalf of or in right of Signature or the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except solely to Signature and then solely to the extent that any losses, claims, damages, liabilities or expenses incurred by Signature have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-1

ANNEX B

Project Evergreen

Summary of the Bridge Loans

This Summary outlines certain terms of the Bridge Loans referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:

Newly formed wholly-owned domestic Delaware corporation subsidiary of Signature which has been formed for the purpose of consummating the Acquisition and incurring the Bridge Loans (the “Borrower”), which will also be the Borrower under the ABL Facility.

Guarantors:

Each subsidiary of Parent that directly or indirectly owns equity interests in the Borrower (and all of the equity interest in the Borrower shall be owned by a newly formed domestic holding company that is a wholly owned subsidiary of Parent (“Intermediate Holdco”)) and each of the Borrower’s existing and subsequently acquired or organized domestic (and, to the extent no material adverse tax consequences to the Borrower would result therefrom, foreign) subsidiaries (including, without limitation, the Acquired Business) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Bridge Loans.  The Bridge Loans and the Guarantee will rank pari passu in right of payment with the ABL Facility and all other senior indebtedness and guarantees of such indebtedness of the Borrower, Intermediate Holdco and the other Guarantors (including, without limitation, the Acquired Business), if any.

Co-Lead Arranger, Co-

Bookrunner and Co-

Syndication Agent:

Goldman Sachs Bank USA (“Goldman Sachs”) and Deutsche Bank Securities Inc. (“DBSI” and, collectively with Goldman Sachs, in their capacity as Co-Lead Arranger, Co-Bookrunner and Co-Syndication Agent, the “Arrangers”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).
Lenders:	The Arrangers or their respective lending affiliates and/or other financial institutions selected by the Arrangers (in such capacity, each, a “Lender” and, collectively, the “Lenders”).

Annex B-1

Amounts of Bridge Loans:

$300 million in aggregate principal amount of senior secured increasing rate loans, less the amount of gross proceeds from any sale of Notes (or other Permanent Debt) received on or prior to the Closing Date (the “Bridge Loans”).

Closing Date:	The date on which borrowing under the Facility is made and the Acquisition is consummated (the “Closing Date”).
Ranking:

The Bridge Loans, the Guarantee and all obligations with respect thereto will be secured as provided below and rank pari passu in right of payment with all obligations of the Borrower and the Guarantors under the ABL Facility.  The liens securing the Bridge Loans, the Guarantee and all obligations with respect thereto will be first priority liens on all Bridge Priority Collateral (as defined below) and junior in priority to the liens securing the ABL Facility on the ABL Priority Collateral (as defined below).  The priority of the security interests and related creditor rights between the ABL Facility and the Bridge Loans, the Guarantee and all obligations with respect thereto will be set forth in an intercreditor agreement and/or a collateral trust agreement on terms and conditions reasonably satisfactory to the Arrangers.

Maturity:

The Bridge Loans will mature on the fifth anniversary of the Closing Date. At any time and from time to time, on or after the first anniversary of the Closing Date, upon reasonable prior written notice and in a minimum principal amount of at least $50.0 million in the aggregate principal amount of Exchange Notes, the Bridge Loans may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Lender, for Senior Exchange Notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Bridge Loans so exchanged and having the same maturity date as the Bridge Loans so exchanged.  Each Exchange shall be made pursuant to surrender and issuance arrangements to be set forth in the definitive documents for the Bridge Loans and each holder of Bridge Loans requesting such an exchange shall be required to make customary representations and warranties in connection therewith, all in form and substance, reasonably satisfactory to the Arrangers, the Administrative Agent and Borrower.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex B.

Interest Rate:	Until the earlier of (i) the first anniversary of the Closing Date and (ii) the occurrence of a Demand Failure Event (as defined in

Annex B-2

the Fee Letter) (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (i) for the first three-month period commencing on the Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate, plus 700 basis points (collectively, the “LIBOR Rate”), and (ii) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate equal to the greater of the following, reset at the beginning of each subsequent three-month period: (A) the LIBOR Rate as of such reset date, and (B) the interest rate applicable during the prior three-month period, in each case plus the Spread.  The “Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points every three months thereafter.  Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap then in effect, as defined in the Fee Letter (plus default interest, if any).

From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period.  Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans.  From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate “floor” of 1.0%.

After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Mandatory Prepayment:	Prior to the Conversion Date, the net proceeds to the Borrower, Parent or any subsidiary of the Parent or the Borrower (including, without limitation, the Acquired Business) from

Annex B-3

(a) any direct or indirect public offering or private placement of any debt or equity securities (other than (x) the Equity Issuances and (y) issuances of common equity securities of Signature (i) pursuant to employee stock plans or (ii) the net proceeds of which are used to finance the Acquisition or refinance the Equity Bridge or common or preferred stock issued in the Equity Issuances), (b) any future bank borrowings other than under the ABL Facility as in effect on the Closing Date and (c) any future asset sales or receipt of insurance proceeds (subject to certain ordinary course exceptions, and for absence of doubt excluding any net proceeds from the disposition of North American Breaker Co., LLC, a California limited liability company (“NABCO”) or the assets thereof by Parent) will be used to repay the Bridge Loans subject, in the case of clauses (b) and (c) only, to the required prior repayment of any amount then outstanding under the ABL Facility to the extent provided under the applicable intercreditor or collateral trust agreement, in each case, at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment; provided that in the case of an issuance of Permanent Debt (with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the ABL Facility to the extent provided under the applicable intercreditor agreement) to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Bridge Parties”), the net cash proceeds received by Parent and its subsidiaries in respect of such Permanent Debt acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Bridge Loans held by other Lenders on a pro rata basis.

From and after the Conversion Date, the mandatory prepayment provisions in the definitive documentation governing the Bridge Loans (the “Bridge Loan Agreement”) will be automatically amended to require that the Borrower prepay the outstanding Bridge Loans, on a pro rata basis, at par plus accrued interest to the date of prepayment with the proceeds of any future asset sales (subject to any required prepayments of the ABL Facility with such proceeds to the extent provided under the applicable intercreditor agreement, certain ordinary course exceptions and customary reinvestment rights within 365 days); provided that, each holder of Bridge Loans may elect to reject its pro rata share of such prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Annex B-4

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Closing Date.

Change of Control:

Upon the occurrence of a Change of Control (to be defined in a mutually agreed upon manner but to include a change of control at the Parent, a change of control under the documentation governing Equity Issuances and a change of control that would adversely impact Signature’s NOLs), the Borrower will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment, plus with respect to any Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium.  From and after the Conversion Date, each holder of Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:

Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 30 days prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium.  The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first three years following the Closing Date, (ii) one-half of the interest rate on the Bridge Loans following the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date and (iii) zero following the fourth anniversary of the Closing Date.

The Borrower may not make any optional prepayment of Bridge Loans (i) during the period commencing on the date of a Permanent Debt Notice (as defined in the Fee Letter) and ending upon the earliest of (x) the consummation of an issuance or incurrence of Permanent Debt in accordance with such Permanent Debt Notice, (y) the withdrawal or termination of such Permanent Debt Notice and (z) the first business day following the Conversion Date or (ii) to the extent that the holder thereof has given notice to the Borrower of its intent to elect to exchange Bridge Loans for Exchange Notes during the period commencing on the delivery of the related notice and

Annex B-5

ending upon the withdrawal of such notice or the consummation of the exchange of such holder’s Bridge Loans for Exchange Notes.

Security:

The Bridge Loans, each Guarantee, any interest rate, commodity, and/or currency hedging obligations of the Borrower or any subsidiary Guarantor owed to the Administrative Agent, the Arrangers, any Lender or any affiliate of the Administrative Agent, the Arrangers or any Lender (the “Hedging Obligations”) will be secured by (A) first priority security interests in (i) all assets, including without limitation, all personal, real and mixed property (in each case, other  than the ABL Priority Collateral) of the Borrower and the Guarantors (except as otherwise agreed to by the Arrangers), (ii) 100% of the capital stock of the Borrower, each subsidiary of Parent that directly or indirectly owns capital stock of the Borrower (including Intermediate Holdco), and each domestic subsidiary of the Borrower, 65% of the capital stock of each foreign subsidiary of the Borrower and all intercompany debt (clause (i) and (ii) collectively, the “Bridge Priority Collateral”) and (iii) second priority security interests in inventory, accounts receivable and related depository and other accounts of the Borrower and Guarantors securing the ABL Facility (the “ABL Priority Collateral”) (the Bridge Priority Collateral and the ABL Priority Collateral, collectively, the “Collateral”).  All security arrangements relating to the Bridge Loans and the Hedging Obligations will be in form and substance satisfactory to the Administrative Agent and the Arrangers and will be perfected on the Closing Date.

The foregoing requirement is subject to and limited and qualified by the second paragraph of Section 2 of the Commitment Letter.

Representations and

Warranties:

The Bridge Loan Agreement will contain customary and appropriate representations and warranties by the Borrower and the Guarantors (with respect to Parent, the Borrower and their respective subsidiaries).

Covenants:

The Bridge Loan Agreement will contain customary and appropriate covenants by the Borrower (with respect to the Borrower and its subsidiaries), including, without limitation, a covenant to comply with the Commitment Letter and the Fee Letter and to use all commercially reasonable efforts to refinance the Bridge Loans as promptly as practicable following the Closing Date and including in the restricted payments

Annex B-6

(including restricted investments) covenant (a) no “general restricted payment basket” and (b) a restricted payments “builder basket” (based on 50% of consolidated net income (as defined in the Bridge Loan Agreement) of the Borrower since the beginning of the fiscal quarter in which the Closing Date occurs, and subject to a no default or event of default requirement) which will be subject to a customary 2x minimum fixed charge coverage ratio (tested at the Borrower on a pro forma basis); provided that, notwithstanding the foregoing requirements of clause (b) of this sentence, the Borrower may, so long as there is no default or event of default and subject to compliance with a 2x minimum fixed charge coverage ratio (tested at the Borrower on a pro forma basis), make certain tax liability-based distributions notwithstanding the amount available under the “builder basket”, provided further that amount available for other restricted payments under the “builder basket” will be reduced by the amount of such distributions.  Additionally, the Bridge Loan Agreement will contain customary limited covenants by Parent with respect to itself and its subsidiaries that directly or indirectly own capital stock of the Borrower.   The Bridge Loan Agreement will also include a negative covenant prohibiting creation, assumption or existence of any encumbrance or lien on any real estate that is not mortgaged and entering into any contractual obligation that limits the ability of the Borrower and the Guarantors to create, assume or suffer to exist any encumbrance or lien on such real estate.

Events of Default:

Prior to the Conversion Date, the Bridge Loan Agreement will include customary and appropriate events of default (and, as appropriate, grace periods), including an event of default for failure to comply with the Commitment Letter, the Fee Letter and the Engagement Letter and defaults under other debt (including the ABL Facility and the Equity Bridge (and any debt or disqualified preferred stock that refinanced the Equity Bridge).  From and after the Conversion Date, the events of default in the Bridge Loan Agreement will be limited to failure to pay principal or interest, defaults under other debt agreements or result in the acceleration of other indebtedness prior to its stated maturity inaccuracy of representatives and warranties noncompliance with covenants in the Bridge Loan Agreement, judgments in excess of certain specified amounts, invalidity of guarantees, failure to comply with the Commitment Letter or the Fee Letter and certain bankruptcy and related events, in each case subject to materiality thresholds and grace periods where customary and appropriate.

Annex B-7

Conditions Precedent to

Borrowing:

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to the conditions precedent referred to in the Commitment Letter and those listed on Annex C attached to the Commitment Letter, prior written notice of borrowing, the accuracy of representations and warranties and, prior to and after giving effect to the funding of the Facility, the absence of any default or event of default.

The foregoing conditions precedent are subject to and limited and qualified by Section 2 of the Commitment Letter.

Assignments and Participations:

Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Loan Agreement, that (except in the case of assignments made by or to any Initial Lender) are reasonably acceptable to the Administrative Agent, such consent not to be unreasonably withheld or delayed.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements.  A $3,500 processing fee will be required in connection with any such assignment (except in the case of assignments made by or to any Initial Lender).  The Lenders will also have the right to sell participations (other than to natural persons), without restriction, subject to customary limitations on voting rights, in their respective Bridge Loans.

Requisite Lenders:

Amendments and waivers will require the approval of Lenders holding more than 50% of the Bridge Loans then outstanding (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, no amendment may (i) extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, (ii) reduce the rate of interest or the principal amount of any Bridge Loan, (iii) alter the prepayment provisions of any Bridge Loan, (iv) reduce the percentage of holders necessary to modify or change the Bridge Loans, or (v) release all or substantially all of the Guarantees or the Collateral (except as provided in the Bridge Loan Agreement

Annex B-8

or the intercreditor or collateral trust agreement) in each case without the consent of each Lender affected thereby.
Yield Protection:

The Bridge Loan Agreement will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto.  For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents.  The Bridge Loan Agreement will provide a customary tax gross-up and indemnity.

Indemnity; Expenses:

The Bridge Loan Agreement will provide customary and appropriate provisions relating to indemnity, expenses and related matters in a form reasonably satisfactory to the Arrangers, the Administrative Agent and the Lenders.

Governing Law and

Jurisdiction:

The Bridge Loan Agreement will provide that the Borrower and each Guarantor will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury.  New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arrangers and

Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize certain basic terms of the Bridge Loans.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loans.

Annex B-9

Exhibit 1 to Annex B

Project Evergreen

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex B to the Commitment Letter, of which this Exhibit 1 is a part.  Capitalized terms used herein have the meanings assigned to them in Annex B to the Commitment Letter.

Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon five or more business days prior notice, Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged.  At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Bridge Loans.  No Exchange Notes will be issued until the Borrower receives requests to issue at least $50.0 million in aggregate principal amount of Exchange Notes.  The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended.  The Borrower will appoint a trustee reasonably acceptable to the Lenders.  The Indenture will be fully executed and delivered on the Closing Date and the Exchange Notes will be fully executed and deposited into escrow on the Closing Date.

Issuer:	The Borrower.
Final Maturity:	Same as Bridge Loans.
Guarantors / Collateral:	Same as Bridge Loans.
Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:

Until the stated maturity date of the Exchange Notes, each Exchange Note will only be callable at par plus accrued interest to the date of repayment plus the Applicable Premium.  The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first three years following the Closing Date, (ii) one-half of the interest rate on the Exchange Notes following the third anniversary of the Closing Date and prior to the fourth

Annex B-10

anniversary of the Closing Date and (iii) zero following the fourth anniversary of the Closing Date.

In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering (which shall exclude equity issued in the Equity Issuances or to finance the Acquisition) by the Borrower at a redemption price equal to par plus the coupon and accrued interest.

Defeasance Provisions of

Exchange Notes:	Customary.
Modification:	Customary.
Change of Control:	Customary at 101%.
Registration Rights:	None. The Exchange Notes will be “144A for life.”
Covenants:

The indenture relating to the Exchange Notes will include covenants applicable to the Borrower and its restricted subsidiaries (including the Acquired Business) similar to those contained in an indenture governing publicly traded high yield debt securities, but including covenants relating to restricted payments consistent with those contained in the Bridge Loans.

Events of Default:	The indenture relating to the Exchange Notes will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities.

The foregoing is intended to summarize certain basic terms of the Exchange Notes.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Exchange Notes.

Annex B-11

Annex C

Project Evergreen

Summary of Conditions Precedent to the Facility

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facility referred to in the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter or, if not defined therein, in Annex B thereto.

A.	CONDITIONS PRECEDENT TO THE FACILITIES
1.

Concurrent Transactions:  The Borrower shall have received, or substantially concurrently with the initial borrowings under the Facility shall receive, at least $125 million (less the amount, if any, of up to $30 million of preferred equity of the Parent issued to the Seller as a portion of the consideration for the Acquired Business) of the proceeds of the Equity Issuances, and the proceeds of the borrowings made on the Closing Date under the ABL Facility, and the proceeds thereof, together with the proceeds from borrowings made on the Closing Date pursuant to the Notes (or in lieu thereof, the Bridge Loans) and cash on hand will be sufficient to consummate the Acquisition, refinance all existing indebtedness of the Borrower and all existing indebtedness of the Acquired Business that was outstanding immediately prior to the Acquisition and pay all related fees, commissions and expenses.  The terms of the Equity Bridge and the other Equity Issuances (including the fees payable with respect thereto and including, in the case of any preferred equity, that such preferred equity has no mandatory repurchase or redemption or “put” date prior to 5.5 years after the Closing Date other than in the case of a change of control) and the definitive documentation for the Acquisition (including the exhibits and schedules (other than certificate of designations and schedules to the transition services agreement), the “Acquisition Agreement”) and the Backstop Agreement between Aleris Corporation, a Delaware corporation, and Signature (the “Backstop Agreement”) will be reasonably satisfactory to the Arrangers, and the Acquisition shall have been consummated pursuant to the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders or the Arrangers, without the consent of the Arrangers. The agreements related to the Notes will be reasonably satisfactory to the Arrangers.  Concurrently with the consummation of the Acquisition, all pre-existing indebtedness of the Borrower and all existing indebtedness of the Acquired Business and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arrangers.  The Arrangers hereby acknowledge that (i) the Equity Bridge terms (and fees payable with respect thereto) set forth in the draft Commitment Letter among Signature, Chatham Asset Management, LLC and Zell Credit Opportunities Master Fund L.P. dated October 16, 2014, (ii) the execution version of the Acquisition Agreement dated October 17, 2014, (iii) the schedules to the transition services agreement draft dated September 11, 2014, (iv) the form of Backstop Agreement

1

draft dated October 16, 2014, and (v) the terms of the Signature’s preferred equity set forth in the certificate of designation draft dated October 17, 2014, in each case, copies of which were previously provided to the Arrangers, are reasonably satisfactory to the Arrangers.

2.

Financial Statements. The Arrangers shall have received (i) at least 15 business days prior to the Closing Date, audited financial statements of each of Parent and the Acquired Business for each of the three fiscal years immediately preceding the Acquisition ending more than 45 calendar days prior to the Closing Date; provided that, in the case of the Acquired Business, only two years of audited balance sheets need be provided (it being acknowledged that the Arrangers have received such audited financial statements of each of Parent and the Acquired Business for the three years period ended December 31, 2013); (ii) at least 15 business days prior to the Closing Date, unaudited financial statements for any interim fiscal quarters (and the corresponding fiscal quarters of the prior fiscal year) of Parent and the Acquired Business ended after the date of the most recent audited financial statements (it being understood and agreed that in the case of the Acquired Business, this clause (ii) shall not require stand-alone financial statements for any particular quarter within a multi-quarter interim period (for example, financial statements for the quarter ended March 31 are not required if financial statements for the six months ended June 30 are provided) and it being acknowledged that the Arrangers have received such interim financial statements for each of Parent and the Acquired Business for the six months ended June 30, 2014 and 2013); (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions by Parent or the Acquired Business or any of their respective subsidiaries to the extent such financial statements would be required to be included in a Form S-1 registration statement under SEC rules; and (iv) customary pro forma financial statements, in each case meeting in all material respects the requirements of Regulation S‑X for Form S‑1 registration statements (other than customary carve-outs for leveraged transactions, including without limitation the requirements of Rule 3-10 and 3-16 of Regulation S-X).

3.

Performance of Obligations.  All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due and Signature and Borrower shall have complied in all material respects with all of their other obligations under the Fee Letter and shall have caused the Borrower to become jointly and severally liable in all respects with all of their obligations under the Commitment Letter and the Fee Letter, effective upon the consummation of the Acquisition on the Closing Date.

4.

Customary Closing Documents.  Each of Parent and its subsidiaries (including the Borrower and, subject to the second paragraph of Section 2 of the Commitment Letter, the Acquired Business) shall have provided: (i) customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) evidence that (A) all liens on the equity interests in the Acquired Business and assets of the Acquired Business granted under the Seller’s existing ABL credit facility and all of Acquired Business’ guaranties and other liabilities thereunder have been terminated and

2

released and (B) all guaranties and other liabilities of the Acquired Business with respect to senior notes and any other applicable indebtedness of the Seller have been terminated and released; (iii) evidence of authority; (iv)  material third party and governmental consents necessary in connection with the Acquisition, the related transactions or the financing thereof; (v) absence of material litigation affecting the Acquisition, the related transactions or the financing thereof; (vi) perfection of liens, pledges, and mortgages on the collateral securing the Facility (subject to the second paragraph of Section 2 of the Commitment Letter); (vii) evidence of insurance; and (viii) delivery of a solvency certificate from the chief financial officer of Parent in form and substance, and with supporting documentation, satisfactory to the Arrangers, certifying that, after giving effect to the Acquisition, the related transactions and the financing thereof, Parent and its subsidiaries (including the Borrower and the Acquired Business) are, on a consolidated basis, solvent.  The Arrangers will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.

Prior Marketing of Notes.  The Arrangers shall be satisfied that each of Parent and Borrower has used all commercially reasonable efforts to cause the Notes to be issued or placed on or prior to the Closing Date, which efforts will include, without limitation, (i) the preparation of a preliminary offering memorandum, offering circular or preliminary private placement memorandum suitable for use in a customary “high-yield road show”, including without limitation customary pro forma financial statements (for each of the last completed fiscal year for which audited financial statements are included in such memorandum or circular and any interim quarterly periods and the most recent four-quarter period for which unaudited financial statements are included in such memorandum or circular) meeting in all material respects the requirements of Regulation S‑X for Form S‑1 registration statements and a “MD&A” for each of Parent and the Acquired Business, and, which will be in a form that will enable the independent registered public accountants of each of Parent and the Acquired Business to render a customary “comfort letter” (including customary “negative assurances”) on each of the pricing date of the offering of Notes and the Closing Date, and (ii) the participation of senior management and representatives of each of Signature, the Borrower and the Acquired Business and senior representatives of the Financial Institution in the road show during the 15 consecutive business-day period commencing on the first business day after the preliminary offering memorandum, offering circular or preliminary private placement memorandum provided for under clause (i) of this sentence is provided and ending on the Closing Date; provided, that such period shall (i) exclude November 26, 2014 through and including November 28, 2014 and (ii) either conclude prior to December 19, 2014  or commence after January 5, 2015.

6.

ABL Facility.  The Arrangers shall be satisfied that the Borrower shall have incurred no more than $70 million of borrowings and other proceeds under the ABL Facility on the Closing Date.  The amount of the North American ABL Facility shall be $110 million and the amount of the German Factoring Facility shall be €50 million and the other terms and conditions of the ABL Facility (including the terms of an intercreditor agreement with respect to the Facility, the Notes and the ABL Facility) shall be reasonably

3

satisfactory to the Arrangers (it being acknowledged  that the terms of the ABL Facility set forth by the commitment letter provided by GE Capital Corporation and GE Capital Markets, Inc. draft dated October 16, 2014 and the commitment letter provided by GE Capital Bank AG draft dated October 17, 2014, in each case previously provided to the Arrangers are reasonably satisfactory to the Arrangers).

7.

Equity Issuances.  The Parent shall have (a) used commercially reasonable efforts to raise at least $150 million in net proceeds from the issuance of common equity through one or more primary offerings and/or rights offerings, the first $125 million of which would be contributed to Intermediate Holdco as provided below, and/or (b) consummated the Equity Issuances, and (i) the Parent shall have contributed the net proceeds therefrom, together with cash on hand of the Parent, in an aggregate amount not less than $175 million (less the amount, if any, of up to $30 million of preferred equity of the Parent (the “Seller Preferred Consideration”) issued to the Seller as a portion of the consideration for the Acquired Business) in the aggregate (and in no event less than 30% of the pro forma capitalization of the Borrower after consummation of the Acquisition (including up to $30 million of such Seller Preferred Consideration in such calculation as if it were issued by Parent for cash and contributed in cash to Intermediate Holdco in the form of common equity capital of Intermediate Holdco)), in cash to Intermediate Holdco in the form of common equity capital of Intermediate Holdco on the Closing Date and (ii) Intermediate Holdco shall contribute the full amount of such net proceeds in cash to the Borrower in the form of common equity capital of the Borrower on the Closing Date.

8.

Tax Sharing Agreement.  The Arrangers shall be satisfied that Borrower, Signature and other subsidiaries of Signature shall have executed and delivered a tax sharing agreement, in form and substance reasonably satisfactory to the Arrangers, including the satisfactory terms governing the use of the NOLs of Signature, Borrower and/or any other direct or indirect subsidiary of Signature (it being understood and agreed that a form substantially similar to the Amended and Restated Tax Sharing and Allocation Agreement, dated January 2, 2014 between Signature and NABCO is reasonably satisfactory to the Arrangers as long as such form is modified to the reasonable satisfaction of the Arrangers to include provisions pursuant to which no payment shall be made or required to be made to Signature pursuant thereto to the extent such payment is prohibited by the terms of the Loan Documents or the Notes as provided for in, or pursuant to restrictions consistent with those provided in, Annex B hereto ).

4